Exhibit (h) (6)

SECOND AMENDMENT TO
 AMENDED AND RESTATED SERVICING AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED SERVICING AGREEMENT (this “Amendment”) is made effective as of [•], 2018 by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (“HNNA”).

RECITALS

WHEREAS, the Trust is engaged in business as a diversified open‑end management investment company and HNNA serves as investment adviser to the Funds pursuant to one or more investment advisory agreements with the Trust (the “Advisory Agreements”);

WHEREAS, the Trust and HNNA previously entered into an Amended and Restated Servicing Agreement, dated as of February 28, 2014, pursuant to which the Trust retained HNNA to perform services to certain of the Funds that are in addition to the services that HNNA performs for such Funds pursuant to the Advisory Agreements (the “A&R Agreement”);

WHEREAS, the Trust and HNNA previously amended the A&R Agreement pursuant to the First Amendment to Amended and Restated Servicing Agreement, dated as of March 1, 2015, to replace Schedule A with an updated schedule; and

WHEREAS, the parties now desire to further amend the A&R Agreement to replace Schedule A with a further updated schedule.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Funds and HNNA do mutually promise and agree as follows:

1. Schedule A to the A&R Agreement is hereby replaced in its entirety with Schedule A to this Amendment.

2. Except as herein modified or amended, the terms and conditions of the A&R Agreement shall remain unchanged and in full force and effect.

 (Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

HENNESSY ADVISORS, INC.

By:          _______________________________________
Teresa M. Nilsen
President

HENNESSY FUNDS TRUST

By:          _______________________________________
Neil J. Hennessy
President

Signature Page to Second Amendment to Amended and Restated Servicing Agreement

SCHEDULE A

(as of [•], 2018)

Name of Fund – Investor Class Shares Only	Servicing Fee per Annum (as a % of average daily net assets)
Hennessy Cornerstone Growth Fund	0.10%
Hennessy Focus Fund	0.10%
Hennessy Cornerstone Mid Cap 30 Fund	0.10%
Hennessy Cornerstone Large Growth Fund	0.10%
Hennessy Cornerstone Value Fund	0.10%
Hennessy Total Return Fund	0.10%
Hennessy Equity and Income Fund	0.10%
Hennessy Balanced Fund	0.10%
Hennessy Gas Utility Fund	0.10%
Hennessy BP Energy Fund	0.10%
Hennessy BP Midstream Fund	0.10%
Hennessy Small Cap Financial Fund	0.10%
Hennessy Large Cap Financial Fund	0.10%
Hennessy Technology Fund	0.10%
Hennessy Japan Fund	0.10%
Hennessy Japan Small Cap Fund	0.10%

Schedule A